FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
October 27, 2011	317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividend
and Reports Third Quarter 2011 Financial Results

Indianapolis, IN…On October 21, 2011, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 stock at annualized rates of 2.50% and 2.00%, respectively. These dividends will be paid in cash on October 28, 2011.

Net Income was $30.1 million for the three months ended September 30, 2011, a decrease of $20.8 million compared to the same period in 2010. The decrease was primarily due to lower Net Interest Income After Provision for Credit Losses, partially offset by a decrease in total assessments resulting from the satisfaction of our obligation to the Resolution Funding Corporation as of June 30, 2011. Net Interest Income After Provision for Credit Losses decreased by $27.8 million or 34% for the third quarter of 2011, compared to the same period in 2010, primarily due to contracting spreads, a reduction in prepayment fees on Advances and lower levels of interest-earning assets.

Net Income was $74.3 million for the nine months ended September 30, 2011, an increase of $4.1 million or 6% compared to the same period in 2010. The increase was primarily due to lower OTTI credit losses on our private-label mortgage-backed securities that totaled $26.4 million for the first nine months of 2011, compared to $68.4 million for the same period in 2010. The decrease in OTTI credit losses was partially offset by lower Net Interest Income After Provision for Credit Losses, which decreased by $31.4 million or 16% for the first nine months of 2011, compared to the same period in 2010, primarily due to lower levels of interest-earning assets, a reduction in prepayment fees on Advances and contracting spreads.

Total Assets were $40.9 billion at September 30, 2011, a decrease of $4.0 billion or 9% compared to December 31, 2010. Advances outstanding totaled $18.6 billion, an increase of 2% compared to December 31, 2010. Investments totaled $15.8 billion, a decrease of 20% compared to December 31, 2010, primarily due to a managed reduction in short-term investments. Mortgage Loans Held for Portfolio totaled $6.1 billion, a decrease of 9% compared to December 31, 2010. Although we purchased 8% more Mortgage Purchase Program mortgage loans in the first nine months of 2011 than in the first nine months of 2010, the increase in purchases of $24.5 million was not large enough to fully offset repayments.

Total Capital (GAAP) was $1.9 billion at September 30, 2011, a decrease of $7.9 million or 0.4% compared to December 31, 2010. The decrease was primarily due to a repurchase of excess stock included in Capital Stock of $125.9 million, partially offset by proceeds from sales of capital stock of $106.4 million and increases in Retained Earnings of $44.0 million and in AOCI of $5.6 million. The increase in AOCI resulted from a reclassification of OTTI non-credit losses of $21.8 million from AOCI to Other Income (Loss).

Total Regulatory Capital was $2.5 billion at September 30, 2011, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the nine months ended September 30, 2011, will be included in our Quarterly Report on Form 10-Q, which we intend to file in mid-November.

Financial Highlights ($ amounts in millions, as rounded)
	Three Months Ended September 30,		Nine Months Ended September 30,
Statements of Income	2011	2010	2011	2010
Net Interest Income After Provision for Credit Losses	$54	$82	$168	$200
Net Other-Than-Temporary Impairment Losses	(5)	—	(26)	(68)
Other Income (Loss), excluding OTTI	—	1	(5)	1
Other Expenses	16	14	43	37
Total Assessments, net	3	18	20	26
Net Income	$30	$51	$74	$70

Statements of Condition	September 30, 2011	December 31, 2010
Advances	$18,564	$18,275
Mortgage Loans Held for Portfolio, net	6,107	6,702
Investments (1)	15,828	19,785
Other Assets	451	168
Total Assets	$40,950	$44,930

Consolidated Obligations, net	$36,835	$40,800
Mandatorily Redeemable Capital Stock	483	658
Other Liabilities	1,692	1,525
Total Liabilities	39,010	42,983
Capital Stock, Class B Putable	1,553	1,610
Retained Earnings	472	427
Accumulated Other Comprehensive Income (Loss)	(85)	(90)
Total Capital (GAAP)	1,940	1,947
Total Liabilities and Capital	$40,950	$44,930

Total Regulatory Capital (2)	$2,508	$2,695

(1)	Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.

(2)	Total Regulatory Capital is Total Capital (GAAP) plus Mandatorily Redeemable Capital Stock less Accumulated Other Comprehensive Income (Loss).

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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